Exhibit 10.9

November 28, 2007

VIA FEDERAL EXPRESS [OR HAND DELIVERY]

Mr. Douglas J. Glader

Dear Doug:

This letter summarizes the terms of your separation from employment with Procera Networks, Inc. (the “Company”).

1.           Employment Status and Final Payments.

(a)           Separation Date and Board Resignation.  Your last day of work with the Company and your employment termination date was November 2, 2007 (the “Separation Date”).  Effective as of the Separation Date, you are no longer an officer or employee of the Company, and, as part of this Agreement, you will resign as a Director on the Company’s Board of Directors (the “Board”).  No later than the date you sign this Agreement, you agree to sign and return to the Chairman of the Board a resignation letter memorializing the resignation of your Board membership in the form attached hereto as Exhibit A.

(b)           Accrued Salary and Vacation.  The Company has paid you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You were entitled to these payments by law.

(c)           Expense Reimbursements.  You shall submit, within thirty (30) days after the Separation Date, expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date.  The Company will reimburse you for these business expenses, pursuant to its standard policies and practices, within fifteen (15) business days after the submission of your expense report.

2.   Severance Benefits. If you timely sign, date and return this fully executed Agreement to the Company, and allow the releases contained herein to become effective, the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a)           Severance Payments.  The Company acknowledges that the termination of your employment was an “Involuntary Termination Other Than For Cause” for the purposes of your Employment Agreement with the Company dated September 17, 2003 (the “Employment Agreement”), and you will receive severance pay in the form of continuation of your base salary in effect as of the Separation Date for eighteen (18) months following the Separation Date (the “Severance Payments”).  The Severance Payments will be subject to standard payroll deductions and withholdings.   Except as otherwise set forth in Section 2(c) below, the Severance Payments will be paid in substantially equal installments on the Company’s normal payroll schedule over the eighteen (18) month period following the Separation Date; provided, however, that no Severance Payments will be made prior to the Effective Date of this Agreement (as defined in Section 12 herein).  Each installment of the Severance Payments will be deemed a separate “payment” for purposes of Section 409A of the Internal Revenue Code.

(b)           Health Insurance.  Although the Company is not otherwise obligated to do so, if you timely elect to continue medical, dental and/or vision insurance coverage after the Separation Date in accordance with the provisions of the federal COBRA law, state law, and the Company’s health insurance plans, the Company shall pay, on your behalf, the monthly premium payments necessary to continue your current health insurance coverage (for you and your covered dependents) pursuant to COBRA for a maximum of eighteen (18) months following the Separation Date; provided, however, that, the Company’s obligation to continue to pay your monthly premium payments ceases immediately if you become eligible for group health insurance coverage as a result of new employment at any time within eighteen (18) months after the Separation Date (and you agree to provide prompt written notice to the Company in such an event).

(c)           “Specified Employee” Status.  The Company has determined that you are a "specified employee" of the Company as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code and that the Severance Payments are, subject to certain statutory exceptions, subject to a six month delay of payment pursuant to Section 409A(a)(2)(B)(i).  Accordingly, in reliance on Treasury Regulation 1.409A-1(b)(4) regarding payments that qualify as short-term deferrals, on the first regular payroll pay day following the Effective Date, the Company will pay you, in a lump sum, the Severance Payments that you would have otherwise received on or prior to such date under the original schedule but for the delay (pursuant to Section 12) in the effectiveness of this Agreement, and will continue to pay you the installments of the Severance Payments as originally scheduled until the last regular payroll pay date on or before March 15, 2008.  Thereafter, no Severance Payments will be made until May 3, 2008 (that is, the date that is six months and one day after the Separation Date), at which time the Company will pay you the Severance Payments that you would have received after March 15, 2008 and on or prior to May 3, 2008 in a lump sum, with the balance of the Severance Payments made thereafter as originally scheduled.   In reliance on the Treasury Regulation 1.409A-1(b)(9)(v)(B) regarding certain medical reimbursements, the Company will pay the COBRA premium payments set forth in Section 2(b) above as originally scheduled above.

3.           Equity.  You currently have 4,126,970 fully vested shares of restricted stock in the Company.  This Agreement shall not have any affect on your ownership of this restricted stock.

4.           Bonus. On October 17, 2007, the Company’s Compensation Committee recommended and the Board approved a $50,000 bonus payment to you for the Company’s past performance.  Such amount will be paid in a lump sum on or before November 9, 2007.  The payment set forth in this Section 4 is intended to be a separate payment (as defined in Treasury Regulation 1.409A-2(b)(2)) from the payments described in Section 2(a) above for purposes of the “short term deferral rule” under Treasury Regulations Section 1.409A-1(b)(4).

5.           Other Compensation Or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date (including without limitation any severance benefits set forth in your Employment Agreement), with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested options.

6.           right of Survivorship.  In the event of your death prior the full payment to you of the Severance Benefits, the Company agrees to continue to pay the Severance Benefits in accordance with this Agreement to your heirs, and  in such case this Agreement shall bind and inure to the benefit of your heirs.

7.           Return Of Company Property.  Within twenty (20) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within twenty (20) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits provided under this Agreement.  Notwithstanding the foregoing, it is agreed that you may keep the Company-provided laptop in your possession, so long as the Company confidential or proprietary information has been permanently deleted and expunged from it.

8.           Proprietary Information Obligations.  You agree to refrain from any use or disclosure of the Company’s confidential or proprietary information or materials (including, but not limited to, sales and marketing information, customer information, product and manufacturing information, financial information, personnel and compensation information, and operational and training information).  Additionally, you reaffirm your obligation to comply with any Company Proprietary Information and Inventions Agreement you may have previously signed.

9.           Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, and the Company (through its officers and directors) agrees not to disparage you, in any manner likely to be harmful to his/its business, business reputation, or personal reputation; provided that you and Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

10.         Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.  Company, however, agrees to reimburse you for your reasonable out-of-pocket expenses incurred in providing such cooperation, provided such expenses are approved in advance in writing by the Company.

11.         No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

12.         Release of Claims.

a.           General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Company Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Company Released Claims”).

b.           Scope of Release.  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

c.           Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; (c) any claims arising from the breach of this Agreement; or (d) any rights or claims that you may have resulting from unknown errors related to accounting for your 401(k) retirement savings plan.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

                         d.           Release by the Company. The Company hereby generally and completely releases you of and from any and all claims, liabilities, and obligations, both known and unknown, arising out of or in any way related to events, acts, conduct or omissions occurring at any time prior to or at the time the Company signs this Agreement; provided, however, that that this release shall not extend to:  (1) any claims that may arise out of any events, acts, conduct or omissions occurring after this Agreement is executed, including without limitation any claims for breach of this Agreement; (2) any claims arising at any time out of your obligations to protect the Company’s proprietary information, including without limitation any claims arising from your obligations under your Confidentiality Agreement, claims arising under the California Uniform Trade Secrets Act, or common law claims arising from these obligations; or (3) any claims arising from any actions by you during your employment with the Company which were outside of your authority or outside of the course and scope of your employment.

13.           ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Board); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

14.           Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

15.           Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16.           Dispute Resolution.  To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules.  The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding.  You will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall:  (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.  It is further agreed that Company will pay any costs or fees (including but not limited to JAMS filing fees and arbitrator fees) with respect to any arbitration hereunder to the extent they exceed the costs or fees which you would have to incur to prosecute and/or defend such claims in a court of law.

17.           Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises or representations regarding severance benefits contained in your Employment Agreement.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

18.           Attorneys’ fees and Costs.  In the event that any party hereto files an action and/or arbitration proceeding to enforce, interpret and/or remedy a breach of this Agreement, the prevailing party shall be entitled to recover his/its reasonable attorneys’ fees and costs.

If this Agreement is acceptable to you, please sign below and return the original to me.  You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.

We wish you the best in your future endeavors.

Sincerely,

Procera Networks, Inc.

By:	/s/ Paul Eovino
Paul Eovino
VP Finance

I have read, understand and agree fully to the foregoing Agreement:

:	/s/ Douglas J. Glader

Douglas J. Glader

November 29, 2007
Date

November _____, 2007

Chairman, Board of Directors
Procera Networks, Inc.
100C Cooper Ct.
Los Gatos, CA 95032

Re:           Resignation from Board

Dear _________:

I hereby confirm in writing my resignation as a member of the Board of Directors of Procera Networks, Inc., effective as of ____________________.  I will execute any further documents necessary to effectuate my resignation from the Board.

I wish the Board and everyone at Procera the best of success in the future.

Sincerely,

/s/ Douglas J. Glader
Douglas J. Glader	Date